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                                                             Exhibit (9)(c)


                             THE GLENMEDE PORTFOLIOS

                              AMENDED AND RESTATED
                         SHAREHOLDER SERVICING AGREEMENT

Ladies and Gentlemen:

         We wish to enter into this Shareholder Servicing Agreement ("Agreement") with you concerning the provision of administrative support services to your clients ("Customers") who may from time to time beneficially own shares in one or more series listed on Exhibit I hereto (the "Portfolios") of The Glenmede Portfolios (the "Company").

         The terms and conditions of this Agreement are as follows:

         Section 1. You agree to provide the following administrative support services to your Customers who may from time to time beneficially own shares of one or more Portfolios:1 (i) aggregating and processing purchase and redemption requests from Customers and transmitting promptly net purchase and redemption orders to our distributor or transfer agent; (ii) providing Customers with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments from the Company on behalf of Customers; (iv) providing information periodically to Customers showing their positions; (v) arranging for bank wires;
(vi) responding to Customers' inquiries concerning their investment; (vii) providing subaccounting with respect to shares beneficially owned by Customers or the information necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations. All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

         Section 2. You will perform only those activities which are consistent with statutes and regulations applicable to you. You will act solely as agent or, upon the order of, and for the account of, your Customers.

---------------
    1 Services may be modified or omitted in the particular case and items relettered or renumbered.



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         Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the administrative support services contemplated hereby.

         Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by our distributor or us in writing.

         Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of shares (or orders relating to the same) by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee as described in Exhibit I hereto, as amended from time to time. The fee rate payable to you may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of shares of any and all Portfolios, including the sale of shares to you for the account of any Customer or Customers. Compensation payable under this Agreement may be subject to, among other things, the National Association of Securities Dealers, Inc. ("NASD") Rules of Fair Practice governing receipt by NASD members of shareholder servicing plan fees from registered investment companies (the "NASD Servicing Plan Rule"), which became effective on July 7, 1993. Such compensation shall only be paid if permissible under the NASD Servicing Plan Rule and shall not be payable for services that are deemed to be distribution-related services.

         Section 7. You will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic

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certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors or legal counsel designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 8. We may enter into other similar Agreements with any other person or persons without your consent.

         Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us; and (ii) the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of your Customers' assets in shares of the Portfolios, will be disclosed by you to your Customers to the extent required by applicable laws or regulations, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you.

         Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until October 31, 1996 and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 11. This Agreement is terminable with respect to shares of any Portfolio, without penalty, at any time by us (which termination may be by a vote of a majority of our Disinterested Trustees as defined below) or by you upon written notice to the other party hereto.

         Section 11. This Agreement has been approved by vote of a majority of
(1) our Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Servicing Plan adopted by us regarding the provision of support services to the beneficial owners of shares of the Portfolios or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Trustees").

         Section 12. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein

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(with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

         Section 13. This Agreement will be construed in accordance with the internal laws of The Commonwealth of Pennsylvania without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: Investment Company Capital Corp., 135 East Baltimore Street, Baltimore, Maryland 21202; fax number (410) 637-6875;
Attention: Brian C. Nelson.

                                            Very truly yours,

                                            The Glenmede Portfolios

Date: December 6, 1995                      By: /s/ John W. Church, Jr.

                                            Name: John W. Church, Jr.

                                            Title: President

                                            Accepted and Agreed to:
                                            Servicing Agent

                                            The Glenmede Trust Company
                                            (Firm Name)

                                            1650 Market Street, Suite 1200
                                            (Address)

                                            Philadelphia, PA 19103-7391
                                            (City)   (State)

                                            Fax #: (215) 419-6197

                                            Attention: John W. Church, Jr.

Date: December 6, 1995                      By: /s/ John W. Church, Jr.
                                               -------------------------------

                                            Name: John W. Church, Jr.
                                                  ----------------------------

                                            Title: SVP
                                                  ----------------------------

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                                    EXHIBIT I

                             THE GLENMEDE PORTFOLIOS

Portfolio                                                Fee
                                                 (as a percentage of
                                                  average daily net
                                                       assets)

Muni Intermediate Portfolio                            .05%
New Jersey Muni Portfolio                              .05%
Maryland Muni Portfolio                                .05%